EXHIBIT 1

Directors and Executive Officers of IDT Capital, Inc.

Set forth below are the name, position, present principal occupation or employment and business address of each director and executive officer of IDT Capital, Inc. (“IDT Capital”). Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with IDT Capital. Each person listed below is a citizen of the United States.

Name	Position	Principal Occupation	Business Address
Howard S. Jonas	Director	Chairman of the Board and Director of IDT Corp.	c/o IDT 520 Broad Street Newark, NJ 07102

James A. Courter	Director	Chief Executive Officer, Vice Chairman of the Board and Director of IDT Corp.	c/o IDT 520 Broad Street Newark, NJ 07102

Stephen Brown	Chief Executive Officer	Chief Financial Officer and Treasurer of IDT Corp.	c/o IDT 520 Broad Street Newark, NJ 07102

Bill Pereira	Chief Financial Officer	Chief Financial Officer of IDT Capital and Executive Vice President of Finance of IDT Corp.	c/o IDT 520 Broad Street Newark, NJ 07102

Geoff Rochwarger	Director	CEO of IDT Energy, Inc.	c/o IDT 520 Broad Street Newark, NJ 07102

Alan Schwab	Chief Operating Officer, President and Director	Chief Operating Officer and President	c/o IDT 520 Broad Street Newark, NJ 07102

Joyce J. Mason	Secretary	Executive Vice President, General Counsel and Corporate Secretary of IDT Corp.	c/o IDT 520 Broad Street Newark, NJ 07102

Jerrold Rappaport	Assistant Secretary	Assistant Secretary	c/o IDT 520 Broad Street Newark, NJ 07102

Moshe Kaganoff	Director	Executive Vice President of Strategic Planning of IDT Corp.	c/o IDT 520 Broad Street Newark, NJ 07102

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